Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Gary J. Ortale	Steven Carr
President & CEO	EVP & CFO	Dresner Corporate Services
319.356.5800	319.356.5800	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS FOURTH QUARTER 2012 FINANCIAL RESULTS
Iowa City, Iowa, January 24, 2013 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG), today reported results for its fourth quarter and year ended December 31, 2012. Net income and net income available to common shareholders for the fourth quarter of 2012 rose to $4.4 million, or $0.51 per diluted share, compared with $3.4 million, or $0.39 per diluted share, for the same period last year.
Net income for the fourth quarter of 2012 was higher than the same period in 2011 primarily due to:

•	a 4.7% increase in net interest income;

•	an increase of 13.2% in noninterest income; and

•	an 18.8% decrease in the provision for loan losses.
Net income for the year of 2012 was $16.8 million, a $3.4 million, or 25.8%, increase compared to $13.3 million of net income for 2011. Earnings per diluted share of $1.96 and $1.47 for 2012 and 2011, respectively, are based on net income available to common shareholders of $16.8 million and $12.7 million, respectively. The increase in net income was primarily the result of higher net interest income, lower provision for loan loss expense, and increased noninterest income, the latter of which was mainly due to the gain on the sale of the Company's Home Mortgage Center location realized in the second quarter of 2012. These increases were partially offset by a $6.1 million loss on the termination of the Company's pension plan, reflected in salaries and employee benefits, which was also recognized in the second quarter of 2012. After excluding the $4.0 million gain on the sale of the Home Mortgage Center and the $6.1 million loss on the termination of the pension, net of tax effects, adjusted diluted earnings per share for the year of 2012 were $2.12.
"Our company was founded in 1934 in Iowa City, and earnings of $1.96 per share represent an all-time record for MidWestOne," stated President and Chief Executive Officer Charles N. Funk. "The previous high in EPS was for 2011, when we reported earnings of $1.47 per share.  We've come a long way from the first days after our merger of equals in 2008 and we thank our committed group of employees for working together to build a terrific banking company."
Results of Operations
Net interest income for the fourth quarter of 2012 improved $0.6 million, or 4.7%, from $12.6 million for the fourth quarter of 2011, to $13.2 million. Income from loan pool participations was $0.2 million for the fourth quarter of 2012, an increase of $0.2 million compared to the same period a year ago, on a much lower level of investment in 2012, as the Company continues to exit this line of business as balances pay down. Despite increases in loan balances, loan interest income decreased $0.5 million, or 4.1%, to $12.7 million for the fourth quarter of 2012, compared to $13.3 million for the same period of 2011, due to lower interest rates. Income from investment securities increased $0.1 million, or 3.4%, to $3.9 million for the fourth quarter of 2012 compared to the fourth quarter of 2011. Interest expense decreased $0.8 million, or 16.8%, to $3.8 million for the fourth quarter of 2012, compared to $4.5 million for the same period of 2011, primarily due to lower expense on deposit accounts resulting from lower interest rates.
Net interest income for the year of 2012 increased $4.6 million to $53.4 million compared with the year ended December 31, 2011. Comparing 2012 to 2011, income from loan pool participations increased $0.9 million, or 78.5%, to $2.0 million, while loan interest income decreased $0.8 million, or 1.5%, to $51.4 million. Interest expense decreased $3.8 million, or 19.4%, to $16.0 million for the year ended December 31, 2012, compared with $19.8 million for the year ended December 31, 2012.
The net interest margin for the fourth quarter of 2012, calculated on a fully tax-equivalent basis, was 3.31% or 3 basis points lower than the 3.34% net interest margin for the fourth quarter of 2011. The decrease was due primarily to the average yield earned on interest-earning assets decreasing more significantly than the average rate paid on interest-bearing liabilities. The Company posted a net interest margin of 3.46% for the year of 2012, up 12 basis points from 3.34% for 2011, due to the average rate paid on interest-bearing liabilities decreasing more significantly than the average yield earned on interest-earning assets.
"There is no doubt that the low interest rate policy enacted by the Federal Reserve is continuing to challenge our ability to maintain a solid net interest margin," stated Mr. Funk. "This is a problem that is generally being faced by banking organizations of all sizes.   We believe that the longer this policy is kept in place, the more challenges it will present to our industry."
The provision for loan losses for the fourth quarter of 2012 was $0.7 million, a decrease of $0.1 million, or 18.8%, from $0.8 million in the fourth quarter of 2011. The provision for loan losses for 2012 was $2.4 million, compared with $3.4 million for 2011. The decreased provision reflects the continued improvement in the Company's loan portfolio credit quality indicators and management's belief that the regional economy has generally stabilized.
Noninterest income for the fourth quarter of 2012 increased to $4.1 million, up $0.5 million, or 13.2%, from $3.6 million in the fourth quarter of 2011. The increase was primarily due to an increase of $0.3 million, or 29.4%, in trust, investment, and insurance fees to $1.2 million during the fourth quarter of 2012, compared with $0.9 million in the fourth quarter of 2011. In addition, mortgage origination and loan servicing fees increased $0.2 million, or 18.1%, to $1.1 million for the fourth quarter of 2012, compared to $0.9 million for the same quarter of 2011. The increase was due to a higher volume of loans originated and sold on the secondary market. These increases were partially offset by a $0.1 million decrease in service charges and fees on deposit accounts.
For the year of 2012, noninterest income rose to $20.1 million, an increase of $5.4 million, or 36.5%, from $14.7 million during 2011. The primary reason for this increase was the $4.0 million gain on the sale of the Home Mortgage Center location realized during the second quarter of 2012. Absent this gain, the increase in noninterest income for the period was $1.3 million, or 9.0%. Mortgage origination and loan servicing fees increased by $0.9 million, or 33.0%, to $3.6 million for 2012, compared to $2.7 million for 2011. Additionally, trust, investment, and insurance fees increased $0.5 million, or 10.1%, to $5.0 million for 2012, compared with $4.5 million for 2011. These increases were partially offset by decreased service charges and fees on deposit accounts of $3.2 million for the year ended December 31, 2012, a decline of $0.5 million, or 12.3%, from $3.7 million for 2011. This decline was primarily attributable to lower NSF fees being received between the comparable periods. We expect this decline to stabilize in the coming year, as the regulatory changes resulting in the decrease will be reflected in both comparable periods.
"Our Wealth Management and Home Mortgage Center units performed at high levels not only in the fourth quarter but throughout 2012.  The progress made in each of these business units over the past three years is substantial," said Mr. Funk.
Fourth quarter 2012 noninterest expense was $10.9 million, a decrease of $0.1 million, or 1.2%, from $11.0 million for the fourth quarter of 2011. Net occupancy and equipment expenses declined $0.4 million or 20.2%, to $1.5 million for the fourth quarter of 2012, compared with $1.9 million in the fourth quarter of 2011. In addition, other operating expenses decreased to $1.3 million for the fourth quarter of 2012, down $0.3 million, or 19.4%, from $1.6 million in the fourth quarter of 2011, due mainly to lower repossessed asset and advertising expenses. Partially offsetting these decreases was an increase in salaries and employee benefits of $0.6 million, or 10.8%, primarily due to annual salary increases for employees that were effective at the beginning of 2012 and increased benefit costs.
Noninterest expense increased to $49.0 million for the year of 2012 from $42.2 million for 2011, mainly due to the $6.1 million loss related to the termination and liquidation of the Company's defined benefit pension plan in the second quarter of 2012, recorded in salaries and employee benefits expense. Absent that event, noninterest expense for the period increased $0.6 million, or 1.5%. Excluding the pension loss, salaries and employee benefits increased $1.4 million, or 6.0%, primarily due to annual salary and benefit rate increases for employees that were effective at the beginning of 2012. This increase was partially offset by a decrease in FDIC expense of $0.4 million, or 24.1%, to $1.2 million for the year of 2012, compared with $1.6 million for 2011. Net occupancy and equipment also experienced a decline of $0.3 million, or 4.5%, to $6.2 million for the twelve months of 2012, compared with $6.5 million for 2011.
Income tax expense was $1.4 million for the fourth quarter of 2012 compared with $1.1 million for the same period in 2011, and was $5.3 million for the year ended December 31, 2012, compared to $4.6 million for the year ended December 31,

2011. The expense variations for both the three- and twelve-month periods were primarily the result of changes in the levels of taxable income, increased investment in tax-free municipal securities, and realization of a tax benefit from the partial release of a valuation allowance on capital losses during the second quarter of 2012.
Balance Sheet and Asset Quality
Total assets rose to $1.79 billion at December 31, 2012, from $1.70 billion at December 31, 2011, resulting primarily from increased investment securities and loans, and partially offset by a decrease in loan pool participations and deferred income taxes. The asset growth was funded by an increase in deposit balances and repurchase agreements, partially offset by a decrease in Federal Home Loan Bank (FHLB) borrowings and Federal Funds purchased. Total deposits at December 31, 2012, rose to $1.40 billion, an increase of $93.1 million, or 7.1%, from December 31, 2011, and repurchase agreements increased $20.5 million to $68.8 million at December 31, 2012, from $48.3 million at December 31, 2011. Deposit growth was primarily concentrated in business and individual, partnership and non-profit accounts.
Total bank loans (excluding loan pool participations and loans held for sale) increased $49.1 million to $1.04 billion at December 31, 2012, compared with $986.2 million as of December 31, 2011. This increase was primarily due to increases in one- to four- family first liens, construction and development, and multifamily loans. These increases were partially offset by decreases in one- to four- family junior liens, agriculture, and commercial and industrial loans. At December 31, 2012, the largest category of bank loans was commercial real estate, comprising 42% of the portfolio, of which 8% was construction and development, 8% was farmland, and 4% was multifamily residential mortgages. Residential real estate loans was the next largest category at 24%, followed by commercial and industrial loans at 23%, agricultural loans at 8%, and consumer loans at 2%.
Nonperforming bank loans decreased from $18.1 million, or 1.84% of total bank loans at December 31, 2011, to $10.7 million, or 1.03% of total bank loans at December 31, 2012. At December 31, 2012, nonperforming loans consisted of $2.9 million in nonaccrual loans, $7.1 million in troubled debt restructures and $0.6 million in loans past due 90 days or more and still accruing. This compares to nonaccrual loans of $10.9 million, troubled debt restructures of $6.1 million, and loans past due 90 days or more and still accruing of $1.1 million at December 31, 2011. The decrease in nonperforming loans is primarily due to the payoff of two agricultural credits totaling $1.8 million, the pay-down of a development loan of $1.1 million, and the reduction of 15 residential real estate loans totaling $1.5 million, all of which had been on nonaccrual. The change in troubled debt restructure is primarily attributable to the movement of a $1.0 million commercial real estate credit out of troubled debt restructure due to continued positive performance, combined with a $2.5 million nonaccrual farmland credit being reclassified as a troubled debt restructure due to a court ordered interest rate reduction in connection with a Chapter 12 bankruptcy. Bank loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) were $6.1 million at December 31, 2012, compared with $7.0 million at December 31, 2011. At December 31, 2012, other real estate owned (not included in nonperforming loans) was $3.3 million, down from $4.0 million at December 31, 2011. During 2012 the Company added 26 properties to other real estate owned, while at the same time selling 31 properties, excluding lot sales from existing development properties. As of December 31, 2012, the allowance for bank loan losses was $16.0 million, or 1.54% of total bank loans, compared with $15.7 million, or 1.59% of total bank loans, at December 31, 2011. The allowance for loan losses represented 149.77% of nonperforming loans at December 31, 2012, compared with 86.58% of nonperforming loans at December 31, 2011. The bank had net bank loan charge-offs of $2.1 million in 2012, or 0.21% of average bank loans outstanding, compared to $2.8 million and 0.30% for 2011.
"Our corporate strategic plan is a dynamic document that is discussed on a quarterly basis," continued Mr. Funk. "Asset quality has always been the first item covered in our strategic plan.  We will not compromise asset quality to achieve desired loan growth.  We believe that having a non-performing loan to total loan ratio of 1.03% as of year-end and net charge-offs for calendar year 2012 at 0.20% of loans outstanding is superior performance and we again thank our entire team of lenders and support personnel that made this success possible."
Loan pool participations (participation interests in performing, sub-performing and nonperforming loans that have been purchased from various nonaffiliated banking organizations) were $37.8 million at December 31, 2012, down from $52.2 million at December 31, 2011. The Company entered into this business upon consummation of its merger with the Former MidWestOne in March 2008. As previously announced, the Company has decided to exit this line of business as current balances pay down.
The Company has minimal exposure in loan pools to consumer real estate, subprime credit or construction and real estate development loans. The net “all-in” yield (after all expenses) on loan pool participations was 2.41% for the fourth quarter of 2012, up from 0.05% for the fourth quarter of 2011. Yields were 4.44% and 1.85% for the year of 2012 and 2011, respectively. The net yield was higher in both the fourth quarter and full year 2012 due to the sale of several foreclosed real estate properties in the portfolio at a value greater than their net book value. Including loan pool participations, the loan to deposit ratio was 76.7% as of December 31, 2012, compared with 79.5% as of December 31, 2011.

Investment securities totaled $590.2 million at December 31, 2012, or 32.9% of total assets, an increase of $54.1 million from $536.1 million, or 31.6% of total assets, as of December 31, 2011. Available for sale investment securities increased mainly due to excess liquidity, while the increase in the held to maturity classification was in anticipation of the expected impact of Basel III capital requirements on overall financial statement volatility. As of December 31, 2012, a total of $557.5 million of the investment securities were classified as available for sale, and the portfolio consisted mainly of U.S. government agencies (11.8%), mortgage-backed securities (42.9%), and obligations of states and political subdivisions (40.2%).
Capital Adequacy
Total shareholders' equity was $173.9 million as of December 31, 2012. The total shareholders' equity to total assets ratio was 9.70% at December 31, 2012, up from 9.23% at December 31, 2011. The tangible common equity to tangible assets ratio was 9.22% at December 31, 2012, compared with 8.68% at December 31, 2011. Tangible book value per share was $19.39 at December 31, 2012, up from $17.15 per share at December 31, 2011. This increase was primarily attributable to net income of $16.8 million for the twelve months of 2012.
During the fourth quarter of 2012 the Company repurchased 18,435 shares of its common stock at an average price of $19.82 per share.
Mr. Funk concluded, "We believe the strength of our balance sheet continues to afford us many opportunities.  Our dividend is now 47.1% higher than it was just a year ago.  In addition, we have repurchased 104,518 shares of stock in 2012 at an average per share price that is well below our tangible book value per share.  Our management team is determined to prudently reward our shareholders on a long-term basis."
Quarterly Cash Dividend Declared and Repurchase Plan Announced
On January 15, 2013, the Company's board of directors declared a first quarter cash dividend of $0.125 per common share, which is a 31.6% increase from the dividend of $0.095 paid in the last two quarters of 2012, and a 47.1% increase over the$0.085 dividend paid in the first two quarters of 2012. The dividend is payable March 15, 2013, to shareholders of record at the close of business on March 1, 2013. At this quarterly rate, the indicated annual cash dividend is equal to $0.50 per common share.
Also on January 15, 2013, the Company's board of directors announced the renewal of the Company's share repurchase program, extending the expiration of the program to December 31, 2014 and increasing the remaining amount of authorized repurchases under the program to $5.0 million from the approximately $2.4 million of authorized repurchases that had previously remained. Pursuant to the program, the Company may repurchase shares from time to time in the open market, and the method, timing and amounts of repurchase will be solely in the discretion of the Company's management. The repurchase program does not require the Company to acquire a specific number of shares. Therefore, the amount of shares repurchased pursuant to the program will depend on several factors, including market conditions, capital and liquidity requirements, and alternative uses for cash available.
Conference Call Details
MidWestOne will host a conference call for investors at 11:00 a.m., CST, on Friday, January 25, 2013. To participate, dial 877-317-6789 at least fifteen minutes before the call's start time. If you are unable to participate on the call, a replay will be available until February 26, 2013 on the Company's web site: www.midwestone.com. A transcript of the call will also be available on the web site within three business days of the event.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company's bank subsidiary MidWestOne Bank, is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Iowa City, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our authorized representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe”, “expect”, “anticipate”, “should”, “could”, “would”, “plans”, “intend”, “project”, “estimate”, “forecast, “may” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values could cause an increase in the allowance for credit losses and a reduction in net earnings; (2) our management's ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (3) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (4) fluctuations in the value of our investment securities; (5) governmental monetary and fiscal policies; (6) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as rules jointly proposed, but recently indefinately delayed, by the Federal bank regulatory agencies concerning certain increased capital requirements), and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (7) the ability to attract and retain key executives and employees experienced in banking and financial services; (8) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (9) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (10) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (11) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (12) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (13) volatility of rate-sensitive deposits; (14) operational risks, including data processing system failures or fraud; (15) asset/liability matching risks and liquidity risks; (16) the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; and (20) other risk factors detailed from time to time in SEC filings made by the Company.

Certain non-GAAP ratios and amounts are provided to evaluate and measure the Company's operating performance and financial condition, including net interest margin, the Tier 1 capital to average assets ratio, the tangible common equity to tangible assets ratio, return on average common equity and various performance metrics excluding one-time events. Management believes this data provide investors with information regarding the Company's balance sheet, profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of	As of	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2012	2012	2012	2012	2011
Tangible Common Equity
Total shareholders' equity	$173,932	$171,524	$166,701	$159,270	$156,494
Less: Preferred equity	—	—	—	—	—
Intangible assets, net	(9,469)	(9,663)	(9,858)	(10,053)	(10,247)
Tangible common equity	$164,463	$161,861	$156,843	$149,217	$146,247
Tangible Assets
Total assets	$1,792,819	$1,721,630	$1,707,394	$1,725,844	$1,695,244
Less: Intangible assets, net	(9,469)	(9,663)	(9,858)	(10,053)	(10,247)
Tangible assets	$1,783,350	$1,711,967	$1,697,536	$1,715,791	$1,684,997
Tangible common equity/tangible assets	9.22%	9.45%	9.24%	8.70%	8.68%
Tier 1 Capital
Total shareholders' equity	$173,932	$171,524	$166,701	$159,270	$156,494
Plus: Long term debt (qualifying restricted core capital)	15,464	15,464	15,464	15,464	15,464
Net unrealized (gains) losses on securities available for sale	(8,180)	(9,183)	(8,278)	(3,831)	(3,328)
Less: Disallowed intangibles	(9,617)	(9,807)	(9,997)	(10,185)	(10,374)
Tier 1 Capital	$171,599	$167,998	$163,890	$160,718	$158,256
Average Assets
Quarterly average assets	$1,757,910	$1,692,759	$1,710,142	$1,680,189	$1,658,738
Less: Disallowed intangibles	(9,617)	(9,807)	(9,997)	(10,185)	(10,374)
Average Assets	$1,748,293	$1,682,952	$1,700,145	$1,670,004	$1,648,364
Tier 1 capital/average assets	9.82%	9.98%	9.64%	9.62%	9.60%

	Three Months Ended December 31,	Year Ended December 31,	Three Months Ended December 31,	Year Ended December 31,
(dollars in thousands)	2012	2012	2011	2011
Net income available to common shareholders	$4,357	$16,751	$3,351	$12,672
Plus: Intangible amortization, net of tax(1)	128	513	148	591
Adjusted net income available to common shareholders	$4,485	$17,264	$3,499	$13,263
Plus: Loss on termination of pension	—	6,088	—	—
Less: Gain on sale of Home Mortgage Center	—	(4,047)	—	—
Net tax effect on above items(2)	—	(755)	—	—
Adjusted net income available to common shareholders, exclusive of loss on termination of pension and gain on sale of Home Mortgage Center	$4,485	$18,550	$3,499	$13,263
Average tangible common equity
Average total shareholders' equity	$172,616	$165,429	$156,129	$158,146
Less: Average preferred stock	—	—	—	(8,032)
Average intangible assets, net	(9,546)	(9,785)	(10,337)	(10,613)
Average tangible common equity	$163,070	$155,644	$145,792	$139,501
Return on average tangible common equity (annualized)	10.94%	11.09%	9.52%	9.51%
Return on average tangible common equity, exclusive of loss on termination of pension and gain on sale of Home Mortgage Center (annualized)	10.94%	11.92%	9.52%	9.51%
(1) Computed assuming a federal income tax rate of 34%
(2) Computed assuming a combined state and federal tax rate of 37%

	Three Months Ended December 31,	Year Ended December 31,	Three Months Ended December 31,	Year Ended December 31,
(dollars in thousands, except earnings per share)	2012	2012	2011	2011
Net Interest Margin Tax Equivalent Adjustment
Net interest income	$13,157	$53,350	$12,567	$48,798
Plus tax equivalent adjustment:(1)
Loans	212	827	172	473
Securities	597	2,304	548	1,990
Tax equivalent net interest income (1)	$13,966	$56,481	$13,287	$51,261
Average interest earning assets	$1,677,356	$1,630,835	$1,575,372	$1,536,596
Net interest margin	3.31%	3.46%	3.34%	3.34%
(1) Computed assuming a federal income tax rate of 34%
Net income	$4,357	$16,751	$3,351	$13,317
Net income available to common shareholders	$4,357	$16,751	$3,351	$12,672
Plus: Loss on termination of pension	—	6,088	—	—
Less: Gain on sale of Home Mortgage Center	—	(4,047)	—	—
Net tax effect of above items(2)	—	(755)	—	—
Net income, exclusive of pension termination expense and gain on sale of Home Mortgage Center	$4,357	$18,037	$3,351	$13,317
Net income available to common shareholders, exclusive of loss on termination of pension and gain on sale of Home Mortgage Center	$4,357	$18,037	$3,351	$12,672
Return on average assets (annualized)	0.98%	0.97%	0.80%	0.82%
Return on average assets, exclusive of loss on termination of pension and gain on sale of Home Mortgage Center (annualized)	0.98%	1.05%	0.80%	0.82%
Return on average equity (annualized)	10.04%	10.13%	8.52%	8.42%
Return on average equity, exclusive of loss on termination of pension and gain on sale of Home Mortgage Center (annualized)	10.04%	10.90%	8.52%	8.42%
Earnings per common share-diluted	$0.51	$1.96	$0.39	$1.47
Earnings per common share-diluted, exclusive of loss on termination of pension and gain on sale of Home Mortgage Center	0.51	2.12	0.39	1.47
(1) Computed assuming a federal income tax rate of 34%
(2) Computed assuming a combined state and federal tax rate of 37%

	Three Months Ended December 31,	Year Ended December 31,	Three Months Ended December 31,	Year Ended December 31,
(dollars in thousands)	2012	2012	2011	2011
Operating Expense
Total noninterest expense	10,864	48,960	10,995	42,235
Less: Amortization of intangibles and goodwill impairment	(194)	(778)	(224)	(896)
Operating expense	$10,670	$48,182	$10,771	$41,339
Less: Loss on termination of pension	—	(6,088)	—	—
Operating expense, exclusive of loss on termination of pension	$10,670	$42,094	$10,771	$41,339
Operating Revenue
Tax equivalent net interest income (1)	$13,966	$56,481	$13,287	$51,261
Plus: Noninterest income	4,119	20,082	3,639	14,716
Less: Gain on sale or call of available for sale securities	(64)	(805)	(60)	(490)
Gain (loss) on sale of premises and equipment	17	(4,188)	—	195
Operating revenue	$18,038	$71,570	$16,866	$65,682
Efficiency ratio	59.15%	67.32%	63.86%	62.94%
Efficiency ratio, exclusive of loss on termination of pension	59.15%	58.82%	63.86%	62.94%
(1) Computed assuming a federal income tax rate of 34%

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2012	December 31, 2011
(dollars in thousands)	(unaudited)
ASSETS
Cash and due from banks	$30,197	$28,155
Interest-bearing deposits in banks	16,242	4,468
Federal funds sold	752	—
Cash and cash equivalents	47,191	32,623
Investment securities:
Available for sale	557,541	534,080
Held to maturity (fair value 2012 $32,920; 2011 $2,042)	32,669	2,036
Loans held for sale	1,195	1,955
Loans	1,035,284	986,173
Allowance for loan losses	(15,957)	(15,676)
Net loans	1,019,327	970,497
Loan pool participations, net	35,650	50,052
Premises and equipment, net	25,609	26,260
Accrued interest receivable	10,292	10,422
Intangible assets, net	9,469	10,247
Bank-owned life insurance	28,676	27,723
Other real estate owned	3,278	4,033
Assets held for sale	764	—
Deferred income taxes	776	3,654
Other assets	20,382	21,662
Total assets	$1,792,819	$1,695,244
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$190,491	$161,287
Interest-bearing checking	582,283	499,905
Savings	91,603	71,823
Certificates of deposit under $100,000	312,489	346,858
Certificates of deposit $100,000 and over	222,867	226,769
Total deposits	1,399,733	1,306,642
Federal funds purchased	—	8,920
Securities sold under agreements to repurchase	68,823	48,287
Federal Home Loan Bank borrowings	120,120	140,014
Deferred compensation liability	3,555	3,643
Long-term debt	15,464	15,464
Accrued interest payable	1,475	1,530
Other liabilities	9,717	14,250
Total liabilities	1,618,887	1,538,750
Shareholders' equity:
Preferred stock, no par value, with a liquidation preference of $1,000 per share; authorized 500,000 shares; no shares issued and outstanding at December 31, 2012 and December 31, 2011	$—	$—
Common stock, $1 par value; authorized 15,000,000 shares at December 31, 2012 and December 31, 2011; issued 8,690,398 shares at December 31, 2012 and December 31, 2011; outstanding 8,480,488 shares at December 31, 2012 and 8,529,530 shares at December 31, 2011	8,690	8,690
Additional paid-in capital	80,383	80,333
Treasury stock at cost, 209,910 shares at December 31, 2012 and 160,868 shares at December 31, 2011	(3,316)	(2,312)
Retained earnings	79,995	66,299
Accumulated other comprehensive income	8,180	3,484
Total shareholders' equity	173,932	156,494
Total liabilities and shareholders' equity	$1,792,819	$1,695,244

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$12,716	$13,259	$51,355	$52,163
Interest and discount on loan pool participations	237	7	1,978	1,108
Interest on bank deposits	25	11	54	36
Interest on federal funds sold	—	—	1	1
Interest on investment securities:
Taxable securities	2,612	2,677	10,836	10,934
Tax-exempt securities	1,334	1,140	5,078	4,339
Total interest income	16,924	17,094	69,302	68,581
Interest expense:
Interest on deposits:
Interest-bearing checking	726	935	3,007	3,891
Savings	38	36	143	200
Certificates of deposit under $100,000	1,366	1,710	5,885	7,920
Certificates of deposit $100,000 and over	687	797	2,929	3,311
Total interest expense on deposits	2,817	3,478	11,964	15,322
Interest on federal funds purchased	1	3	12	8
Interest on securities sold under agreements to repurchase	47	58	192	264
Interest on Federal Home Loan Bank borrowings	741	812	3,094	3,494
Interest on other borrowings	8	9	34	38
Interest on long-term debt	153	167	656	657
Total interest expense	3,767	4,527	15,952	19,783
Net interest income	13,157	12,567	53,350	48,798
Provision for loan losses	650	800	2,379	3,350
Net interest income after provision for loan losses	12,507	11,767	50,971	45,448
Noninterest income:
Trust, investment, and insurance fees	1,228	949	4,995	4,537
Service charges and fees on deposit accounts	823	923	3,247	3,702
Mortgage origination and loan servicing fees	1,064	901	3,578	2,691
Other service charges, commissions and fees	680	536	2,316	2,540
Bank-owned life insurance income	277	270	953	951
Gain on sale or call of available for sale securities	64	60	805	490
Gain (loss) on sale of premises and equipment	(17)	—	4,188	(195)
Total noninterest income	4,119	3,639	20,082	14,716
Noninterest expense:
Salaries and employee benefits	6,517	5,882	30,684	23,194
Net occupancy and equipment expense	1,505	1,885	6,246	6,537
Professional fees	621	661	2,758	2,825
Data processing expense	421	388	1,679	1,670
FDIC insurance expense	295	328	1,224	1,612
Amortization of intangible assets	194	224	778	896
Other operating expense	1,311	1,627	5,591	5,501
Total noninterest expense	10,864	10,995	48,960	42,235
Income before income tax expense	5,762	4,411	22,093	17,929
Income tax expense	1,405	1,060	5,342	4,612
Net income	$4,357	$3,351	$16,751	$13,317
Less: Preferred stock dividends and discount accretion	$—	$—	$—	$645
Net income available to common shareholders	$4,357	$3,351	$16,751	$12,672

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
(unaudited, dollars in thousands, except per share amounts)
Per share data:
Book value per share	$20.51	$20.21	$19.67	$18.82	$18.35
Tangible book value per share	19.39	19.07	18.50	17.63	17.15
Financial Ratios:
Tangible common equity/tangible assets	9.22%	9.45%	9.24%	8.70%	8.68%
Total shareholders' equity/total assets	9.70%	9.96%	9.76%	9.23%	9.23%
Tier 1 capital/average assets	9.82%	9.98%	9.64%	9.62%	9.60%
Total bank loans/total deposits	73.96%	76.11%	75.41%	72.97%	75.47%
Total loans + loan pool participations/total deposits	76.66%	79.13%	78.75%	76.54%	79.47%
Asset Quality
Gross bank loans	$1,035,284	$1,011,264	$996,422	$981,146	$986,173
Allowance for bank loan losses	15,957	15,827	15,737	15,679	15,676
Net charge-offs (YTD)	2,098	1,578	1,093	576	2,841
Bank loans past due 30 - 89 days	6,141	5,342	7,549	7,940	7,001
Other real estate owned	3,278	3,117	3,869	3,773	4,033
Non-performing bank loans
Non-accrual loans	$2,938	$3,196	$4,480	$6,331	$10,917
Restructured loans	7,144	7,329	7,349	7,634	6,135
Loans 90+ days past due	572	1,029	347	540	1,054
Total non-performing bank loans	10,654	11,554	12,176	14,505	18,106
Gross loan pool participations	$37,784	$40,036	$44,180	$48,042	$52,186
Allowance for loan pool participation losses	2,134	2,134	2,134	2,134	2,134
Net bank loan charge-offs/average bank loans (YTD - annualized)	0.21%	0.21%	0.22%	0.24%	0.30%
Nonperforming bank loans/total bank loans	1.03%	1.14%	1.22%	1.48%	1.84%
Nonperforming bank loans + other real estate/total assets	0.78%	0.85%	0.94%	1.06%	1.31%
Allowance for bank loan losses/total bank loans	1.54%	1.57%	1.58%	1.60%	1.59%
Allowance for loan pool participation losses/total loan pool participations	5.65%	5.33%	4.83%	4.44%	4.09%
Allowance for bank loan losses/nonperforming bank loans	149.77%	136.98%	129.25%	108.09%	86.58%

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Per share data:
Ending number of shares outstanding	8,480,488	8,529,530	8,480,488	8,529,530
Average number of shares outstanding	8,486,809	8,559,734	8,485,008	8,604,872
Diluted average number of shares	8,531,197	8,592,152	8,527,544	8,632,856
Earnings per common share - basic	$0.51	$0.39	$1.97	$1.47
Earnings per common share - diluted	0.51	0.39	1.96	1.47
Dividends paid per common share	0.10	0.06	0.36	0.22
Performance Ratios:
Return on average assets	0.98%	0.80%	0.97%	0.82%
Return on average shareholders' equity	10.04%	8.52%	10.13%	8.42%
Return on average tangible common equity	10.94%	9.52%	11.09%	9.51%
Net interest margin (Fully Tax Equivalent)	3.31%	3.34%	3.46%	3.34%
Efficiency Ratio*	59.15%	63.86%	67.32%	62.94%
Average Balances:
Total bank loans	$1,024,124	$975,539	$1,001,259	$953,392
Total loan pool participations	39,161	54,215	44,507	59,972
Interest-earning assets	1,677,356	1,575,372	1,630,835	1,536,596
Total assets	1,770,075	1,668,368	1,721,792	1,628,253
Interest-bearing deposits	1,193,288	1,135,823	1,164,635	1,113,672
Interest-bearing liabilities	1,397,496	1,337,274	1,370,232	1,309,588
Shareholders' common equity	172,616	156,129	165,429	150,114
Total equity	172,616	156,129	165,429	158,146

* - Noninterest expense minus amortization of intangibles, divided by the sum of tax-equivalent net interest income plus noninterest income minus gain/loss or impairment on securities and premises and equipment.

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
Adjusted for Loss on Termination of Pension and Gain on Sale of Home Mortgage Center

Year Ended
December 31, 2012

Return on average assets (annualized)	1.05%
Return on average equity (annualized)	10.90%
Return on average tangible common equity (annualized)	11.92%
Efficiency ratio	58.82%
Earnings per common share-diluted	$2.12